UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number: 333-98369


                              Wynn Las Vegas, LLC
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            (Exact name of registrant as specified in its charter)


                        3131 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109
                                (702) 770-1100
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      12% Second Mortgage Notes Due 2010
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           (Title of each class of securities covered by this Form)


                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |_|             Rule 12h-3(b)(1)(i)        |_|
Rule 12g-4(a)(1)(ii)      |_|             Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)       |_|
                                          Rule 15d-6                 |x|


         Approximate number of holders of record as of the certification or notice date: 61.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Palo, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 23, 2004               By:  /s/ John Strzemp
                                           ---------------------------
                                           Name:  John Strzemp
                                           Title: Executive Vice President
                                                  and Chief Financial Officer
                                                  Wynn Resorts, Limited,
                                                  as sole member of Wynn
                                                  Resorts Holdings, LLC,
                                                  as sole member of the
                                                  registrant



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.